Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES LUCKY FRIDAY UPDATE

FOR IMMEDIATE RELEASE

August 21, 2023

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) announced an update on the Lucky Friday mine. A fall of ground occurred in the mine’s #2 shaft, a secondary egress, at an unused station that was under repair. While a full inspection has not occurred, the failure appears to be caused by a fire that is contained and under control. Steps are being taken to ensure the fire is extinguished before normal ventilation is re-established. No personnel were in the mine at the time of the failure. The Mine Safety and Health Administration (“MSHA”) was notified.

The incident occurred approximately 500 feet from the bottom of the active portion of the shaft and is expected to impact production and cost guidance for the mine. The Company is working on a plan to resume production and will update 2023 guidance once the plan is developed.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Anvita M. Patil, Vice President – Investor Relations and Treasurer

Cheryl Turner, Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla.com

Hecla Mining Company • 1-800-432-5291 • hmc-info@hecla.com	1